Exhibit 10.02

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is being entered into on August 17, 2004 by and between Silicon Image, Inc., a Delaware corporation with its principal place of business at 1060 East Arques Avenue, Sunnyvale, California 94085 (“Company”) and Robert G. Gargus (“Consultant”) and in connection with that certain Amended and Restated Employment Agreement, dated August 17, 2004 by and between the Company and the Consultant (“Restated Employment Agreement”).  This Agreement will become effective as of the Separation Date, as defined in the Restated Employment Agreement (the “Effective Date”). As used herein, “Party” or “Parties” will refer to Company, Consultant or both, as the case may be and Consultant includes the Consultant, and all employees and agents of the Consultant.

RECITALS

WHEREAS, Consultant and Company have entered into the Restated Employment Agreement, pursuant to which Consultant has agreed to provide the Company with certain consulting services as of the Effective Date; and

WHEREAS, Consultant desires to perform, and Company desires to have Consultant perform, consulting services as an independent contractor to Company.

NOW, THEREFORE, the Parties agree as follows:

1.                                       Services

1.1                                 Performance.                           Consultant will perform the following consulting “Services”:  (a) provide transition assistance to the Company’s Chief Executive Officer and Chief Financial Officer and (b) at any point in time following the Separation Date, to assist as reasonably necessary the Company with any reviews, investigations or examinations of the Company’s financial and accounting results, policies, practices and other matters during your period of employment with the Company.  In addition, Consultant agrees to use all diligent and reasonable efforts to perform the Services during the Period of Consultancy.

1.2                                 Period of Consultancy.                      The “Period of Consultancy” will commence on the Effective Date and will terminate six (6) months following the Effective Date.

1.3                                 Payment.                                               The Company will, as sole compensation for the Consultant’s performance of the Services grant Consultant the Accelerated Vesting (as defined in the Restated Employment Agreement) upon the Separation Date (as defined in the Restated Employment Agreement). Company will also reimburse Consultant for his reasonable out-of-pocket expenses incurred in performing the Services that are approved in advance by Company’s Chief Executive Officer or Chief Financial Officer.  Consultant will invoice Company on a monthly basis for such out-of-pocket expenses and Company will pay each such invoice no later than thirty (30) days after its receipt.  Consultant will receive no other compensation or remuneration in connection with or based upon the Services.

2.                                      Relationship of the Parties

2.1                                 Independent Contractor.             Consultant is an independent contractor and is not an agent or employee of, and has no authority to bind, Company by contract or otherwise.  Consultant will perform the Services under the general direction of Company, but Consultant will determine, in Consultant’s sole discretion, the manner and means by which the Services are accomplished, subject to the requirement that Consultant shall at all times comply with applicable law.

2.2                                 Employment Benefits.                            Except as set forth in paragraph 3 of the Restated Employment Agreement, Consultant will not be entitled to receive any vacation or illness payments, or to participate in any plans, arrangements, or distributions by the Company pertaining to any bonus, stock option, profit sharing, insurance or similar benefits for Company’s employees.

3.                                      Confidential Information          Consultant acknowledges that Consultant will acquire information and materials from Company and knowledge about the business, products, customers, clients and suppliers of Company and that all such knowledge, information and materials acquired, and the existence, terms and conditions of this Agreement, are and will be the trade secrets and confidential and proprietary information of Company (collectively “Confidential Information”). Confidential Information will not include, however, any information that is or becomes part of the public domain through no fault of Consultant or that Company regularly gives to third parties without restriction on use or disclosure. Consultant agrees to hold all such Confidential Information in strict confidence, not to disclose it to others or use it in any way, commercially or otherwise, except in performing the Services, and not to allow any unauthorized person access to it, either before or after expiration or termination of this Agreement.  Consultant further agrees to take all action reasonably necessary and satisfactory to protect the confidentiality of the Confidential Information including, without limitation, implementing and enforcing operating procedures to minimize the possibility of unauthorized use or copying of the Confidential Information.

4.                                      Termination and Expiration

4.1                                 Termination.                             Either party may terminate this Agreement in the event of a breach by the other party if such breach continues uncured for a period of ten (10) days after written notice.

4.2                                 Expiration.                                        Unless terminated earlier, this Agreement will expire at the end of the Period of Consultancy.

4.3                                 No Election of Remedies.           The election by Company to terminate this Agreement in accordance with its terms shall not be deemed an election of remedies, and all other remedies provided by this Agreement or available at law or in equity shall survive any termination.

5.                                      Effect of Expiration or Termination

Upon the expiration or termination of this Agreement for any reason:

a)              each party will be released from all obligations to the other arising after the date of expiration or termination, except that expiration or termination of this Agreement for any reason will not relieve Company of its obligations under Sections 1.3, 6 and 8 nor will this release indemnification obligations with respect to any claims (including coverage of attorneys’ fees and costs for Employee’s individual representation) arising under Consultant’s existing rights to indemnification and defense pursuant to the articles and bylaws of the Company for acts as a director and/or officer or to Consultant’s rights of insurance under any director and officer liability policy in effect covering the Company’s directors and officers or Consultant’s rights under California Labor Code section 2802 or Consultant of its obligations under Sections 2.2, 3, 6 and 8 nor will expiration or termination relieve Consultant or Company from any liability arising from any breach of this Agreement; and

b)             upon the Company’s reasonable request, Consultant will promptly notify Company of all Confidential Information in Consultant’s possession and, at the expense of Consultant and in accordance with Company’s instruction, will promptly deliver to Company all such Confidential Information.

6.                                      Limitation of Liability

IN NO EVENT SHALL COMPANY OR CONSULTANT BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EVEN IF COMPANY OR CONSULTANT HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

7.                                      Competitive Activities

Consultant will not during the term of this Agreement, directly or indirectly, in any individual or representative capacity, engage or participate in or provide services to any business whose primary business is directly competitive with Company.

8.                                      General

8.1                                 Assignment.                            Consultant may not assign Consultant’s rights or delegate Consultant’s duties under this Agreement either in whole or in part without the prior written consent of Company.  Any attempted assignment or delegation without such consent will be void.

8.2                                 Attorneys’ Fees.      If any action is necessary to enforce the terms of this Agreement, the substantially prevailing party will be entitled to reasonable attorney’s fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.

8.3                                 Governing Law Severability.                                          This Agreement will be governed by and construed in accordance with the laws of the State of California excluding that body of law pertaining to conflict of laws.  If any provision of this Agreement is for any reason found to be unenforceable, the remainder of this Agreement will continue in full force and effect.

8.4                                 Notices.    Any notices under this Agreement will be sent by certified or registered mail, return receipt requested, to the address specified below or such other address as the party specifies in writing.  Such notice will be effective upon its mailing as specified.

8.5                                 Complete Understanding; Modifications.                      This Agreement, together with the Restated Employment Agreement between the parties of even date herewith, constitutes the complete and exclusive understanding and agreement of the parties and supersedes all prior understandings and agreements, whether written or oral, with respect to the subject matter hereof and thereof.  Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of August 17, 2004.

COMPANY		CONSULTANT

By:	/s/ David D. Lee	/s/ Robert G. Gargus

Name:	David D. Lee	Robert G. Gargus

Title:	Chief Executive Officer

Date:	August 17, 2004